Exhibit 99.2

PRESS RELEASE

For Immediate Release

VANTAGE DRILLING INTERNATIONAL ANNOUNCES PROPOSED PRIVATE OFFERING

HOUSTON, November 14, 2018 — Vantage Drilling International (“Vantage” or the “Company”) today announced that it proposes to offer $300 million in aggregate principal amount of senior secured first lien notes due 2023 (the “notes”) in a private placement.

The Company plans to use the proceeds of this offering to repay all of its obligations under, and to terminate, its existing first lien credit agreement, to redeem all of its outstanding 10% senior secured second lien notes due 2020, to fund the remaining amounts to be paid by it in connection with the purchase of a new jack-up rig (assuming such transaction is successfully consummated), and to pay fees and expenses related to the foregoing and to the offering of the notes. Any remaining portion of proceeds of the offering will be used for general corporate purposes. The notes will be guaranteed on a joint and several basis by the Company’s direct and indirect subsidiaries and will be secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries, in each case subject to certain exceptions.

The notes proposed to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company cannot provide any assurances that the proposed offering will be completed or regarding the terms on which it may be completed.

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The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SOURCE Vantage Drilling International

Public & Investor Relations Contact:
Thomas J. Cimino Chief Financial Officer Vantage Drilling International (281) 404-4700